TEADS HOLDING CO.
COMPENSATION RECOVERY POLICY
(AS AMENDED ON DECEMBER 17, 2025)
Teads Holding Co., a Delaware corporation (the “Company”), has adopted this Compensation Recovery Policy, as may be amended from time to time (this “Policy”), as described below.
1.    Overview
This Policy sets forth the circumstances and procedures under which the Company shall be required to recover Erroneously Awarded Compensation (as defined below) from Covered Persons (as defined below) in the event of any required restatement of the financial statements of the Company. This Policy also sets forth circumstances in Section 4 under which the Company may seek recovery of Incentive-Based Compensation (as defined below) in the event of misconduct. This Policy, with the exception of Section 4, is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act and Listing Rule 5608 of The Nasdaq Stock Market LLC (“Nasdaq”). Each Covered Person is required to sign and return to the Company the attestation and acknowledgment form attached to this Policy as Exhibit A pursuant to which such Covered Person will agree to be bound by, and to comply with, the terms of this Policy. This Policy is effective as of October 2, 2023 (the “Effective Date”).
2.    Definitions
a.“Applicable Recovery Period” means the three completed fiscal years immediately preceding the Restatement Date for a Financial Restatement. In addition, in the event the Company has changed its fiscal year: (i) any transition period of less than nine months occurring within or immediately following such three completed fiscal years shall also be part of such Applicable Recovery Period and (ii) any transition period of nine to 12 months will be deemed to be a completed fiscal year.
b.“Applicable Rules” means any rules or regulations adopted pursuant to Rule 10D-1 under the Exchange Act, including Nasdaq Listing Rule 5608, and any applicable rules or regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 10D of the Exchange Act. “Board” means the Board of Directors of the Company.
c.“Committee” means the Compensation and Human Capital Management Committee of the Board or, in the absence of such committee or in the event such committee is not composed solely of independent directors, a majority of independent directors serving on the Board.

d.“Covered Person” means each individual who is or was designated an “officer” of the Company under Section 16a-1(f) under the Exchange Act, whether or not such individual is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company. This Policy will apply without regard to whether any misconduct occurred or whether the Covered Person had any individual knowledge or responsibility related to the erroneous financial statements necessitating the relevant Financial Restatement.
e.“Effective Date” means October 2, 2023.
f.“Eligible Incentive-Based Compensation” means all Incentive-Based Compensation that is Received (as defined below) by a Covered Person (a) after beginning service as a Covered Person; (b) on or after the Effective Date; (c) who served as a Covered Person at any time during the performance period for that Incentive-Based Compensation; (d) while the Company has a class of securities listed on Nasdaq or another national securities exchange or national securities association; and (e) during the Applicable Recovery Period. For purposes of clarity, in order for Incentive-Based Compensation to qualify as Eligible Incentive-Based Compensation, all five of the conditions listed in this Section 3(f) must be satisfied.
g.“Erroneously Awarded Compensation” means the amount of any Eligible Incentive-Based Compensation Received (as defined below) by a Covered Person that exceeds the amount that otherwise would have been received by the Covered Person had such compensation been determined based on the restated amounts in a Financial Restatement, computed without regard to any taxes paid. Calculation of Erroneously Awarded Compensation with respect to Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Financial Restatement, shall be based on a reasonable estimate of the effect of the Financial Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation to the Exchange in accordance with the Applicable Rules.
h. “Financial Reporting Measures” mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) are considered Financial Reporting Measures for purposes of this Policy. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

DECEMBER 2025

i.“Incentive-Based Compensation” means any compensation provided, directly or indirectly, by the Company or any of its subsidiaries that is granted, earned, or vested based, in whole or in part, upon the attainment of a Financial Reporting Measure.
j.Incentive-Based Compensation shall be deemed “Received” by a Covered Person in the Company’s fiscal period during which the Financial Reporting Measure applicable to such Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
k.“Financial Restatement” means a required restatement of previously issued financial statements of the Company due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required restatement: (i) to correct an error in previously-issued financial statements that is material to the previously-issued financial statements (a “Big R” restatement) or (ii) that corrects an error that is not material to previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).
l.“Restatement Date” means, with respect to a Financial Restatement, the earlier to occur of: (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Financial Restatement.
3.    Compensation Recovery Requirement
a.    In the event of a Financial Restatement, the Company will recover reasonably promptly any Erroneously Awarded Compensation in accordance with this Policy. Accordingly, the Committee will determine the amount of any Erroneously Awarded Compensation for each Covered Person in connection with such Financial Restatement and will promptly thereafter provide each Covered Person with a written notice regarding the required repayment or return, as applicable, and setting forth the amount of Erroneously Awarded Compensation due. For Eligible Incentive-Based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Financial Restatement, the amount will be determined by the Committee based on a reasonable estimate of the effect of the Financial Restatement on the stock price or total shareholder return upon which the Eligible Incentive-Based Compensation was Received (in which case, the Company will maintain documentation of the determination of such reasonable estimate and provide such documentation to Nasdaq). Except as set forth in Section 3(d), in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Person’s obligations under this Policy.

DECEMBER 2025

b. The Committee shall have broad discretion, based on all applicable facts and circumstances, including consideration of pursuing an appropriate balance of cost and speed of recovery, to determine the appropriate means of recovery of Erroneously Awarded Compensation. Methods of recovery may include, without limitation, any one or more of the following, subject to applicable law and the Committee’s determinations regarding appropriate means of recovery: (i) requiring reimbursement of cash Incentive-Based Compensation previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (iii) cancelling or rescinding some or all outstanding vested or unvested equity-based awards; (iv) adjusting or withholding from unpaid compensation or other set-off; (v) cancelling or offsetting against planned future grants of equity-based awards; and/or (vi) any other method permitted by applicable law or contract. To the extent that the Committee determines that a method of recovery other than repayment by the Covered Person in a lump sum in cash or property is appropriate, the Company will, subject to Section 3(d), determine alternative means of recovery, which may include an offer to enter into a repayment agreement (in a form reasonably acceptable to the Committee) with the Covered Person.
c.    To the extent that a Covered Person fails to repay all Erroneously Awarded Compensation to the Company when due (as determined in accordance with Section 3(b) above), the Company will take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Person. The applicable Covered Person shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
d.    In no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Person’s obligations under this Policy, provided that the Company will not be required to take the actions contemplated by this Section 3 if the following conditions are met and the Committee determines that recovery would be impracticable:
1.    The direct expenses paid to a third party to assist in enforcing this Policy against a Covered Person would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts, and provided such documentation to Nasdaq; or
2. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the Internal Revenue Code of 1986, as amended.

DECEMBER 2025

4.    Discretionary Compensation Recovery in the Event of Misconduct
In addition to (and without limiting) the provisions of Section 3 above, in the event the Company is required to prepare a Financial Restatement after the Effective Date and the Committee, in its sole discretion, determines that the act or omission of a Covered Person or other current or former employee or other service provider of the Company contributed to the circumstances requiring the Financial Restatement and such act or omission involved any of the following: (i) willful, knowing or intentional misconduct, (ii) a willful, knowing or intentional violation of any Company policy, rule or requirement or any applicable legal or regulatory requirement, or (iii) fraud, the Company may recover from such Covered Person, employee or service provider up to 100% (as determined by the Committee in its sole discretion) of the Incentive-Based Compensation, any other time- or performance-vesting equity awards, and performance-based cash awards Received by such person during the three fiscal years preceding the Restatement Date.
5.    Tax Considerations
To the extent that, pursuant to this Policy, the Company is entitled to recover any Erroneously Awarded Compensation that is received by a Covered Person, the gross amount received (i.e., the amount the Covered Person received, or was entitled to receive, before any deductions for tax withholding or other payments) shall be returned by the Covered Person.
6.     Policy Interpretation
This Policy shall be interpreted in a manner that is consistent with the Applicable Rules and any other applicable law. The Committee shall take into consideration any applicable interpretations and guidance of the SEC and Nasdaq in interpreting this Policy, including, for example, in determining whether a financial restatement qualifies as a Financial Restatement hereunder. To the extent the Applicable Rules require recovery of Incentive-Based Compensation in additional circumstances besides those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules. To the extent that the Covered Person has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.
7.    Policy Administration; Amendment and Termination
This Policy shall be administered by the Committee. The Committee shall have such powers and authorities related to the administration of this Policy as are consistent with the governing documents of the Company and applicable law. The Committee shall have full power and authority to take, or direct the taking of, all actions and to make all determinations required or provided for under this Policy and shall have full power and authority to take, or direct the taking

DECEMBER 2025

of, all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of this Policy that the Committee deems to be necessary or appropriate to the administration of this Policy. The interpretation and construction by the Committee of any provision of this Policy and all determinations made by the Committee under this Policy shall be final, binding and conclusive.
The Committee may amend, supplement or terminate this Policy at any time. Notwithstanding anything in this section to the contrary, no amendment, supplement or termination of this Policy will be effective if such amendment, supplement or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment, supplement or termination) cause the Company to violate any federal securities laws, SEC rules or the rules of Nasdaq.
8.    Compensation Recovery Repayments not Subject to Indemnification
Notwithstanding anything to the contrary set forth in any agreement with, or the organizational documents of the Company or any of its subsidiaries, Covered Persons are not entitled to indemnification against the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered in accordance with the terms of this Policy. This prohibition on indemnification also applies to payment to, or reimbursement of, a Covered Person for premiums for any insurance policy covering any potential losses under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation that is granted, paid or awarded to a Covered Person from the application of this Policy or that waives any of the Company’s rights to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).

DECEMBER 2025

Exhibit A

ATTESTATION AND ACKNOWLEDGEMENT FORM OF COMPENSATION RECOVERY POLICY

By my signature below, I acknowledge and agree that:

I have received and read the attached Compensation Recovery Policy (this “Policy”).

I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with this Policy. Further, I hereby agree that the terms of this Policy are hereby incorporated by reference in any agreement, plan or arrangement, existing currently or hereafter entered into, approved or adopted, providing for payment or grant of Incentive-Based Compensation, any time- or performance-vesting equity awards, and performance-based cash awards to me for due consideration including without limitation any such compensation awarded to me and my continued employment with the Company for any period of time following the Effective Date.

Signature:
Printed Name:
Date: